EXHIBIT 16

April 6, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 5, 2004, of United Industrial Corporation and are in agreement with the statements contained in Item 4(a), 4(c), 4(d) and 4(e) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                 /s/ Ernst & Young LLP